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News Release


                      EXCHANGE NATIONAL BANCSHARES AGREES TO

                              ACQUIRE CNS BANCORP




Jefferson City, Missouri (October 27, 1999) - Exchange National Bancshares, Inc., a bank holding company headquartered in Jefferson City, Missouri, and CNS Bancorp., Inc. (Nasdaq SmallCap: CNSB), a unitary thrift holding company also headquartered in Jefferson City, today announced that they have entered into a definitive agreement under which Exchange will acquire CNS for cash and stock. Following the merger, CNS Bancorp's subsidiary, City National Savings Bank, FSB will be merged into the Exchange National Bank of Jefferson City.

               In a joint announcement by Donald L. Campbell, Chairman of the Board of Exchange, and Robert E. Chiles, President and CEO of CNS, the parties disclosed that each shareholder of CNS would receive $8.80 in cash and 0.15 of a share of Exchange stock for each share of CNS stock held when the merger is effective. The merger consideration is subject to downward adjustment if CNS's adjusted net worth falls below $20.95 million. Exchange's stock is registered with the Securities and Exchange Commission, but at present no active trading market exists. Recently, Exchange effected a three-for-two stock split and announced plans to offer approximately 100,000 shares of stock to its Missouri resident shareholders for a price of $60 per share. Based on that valuation, the transaction would be valued at $17.80 per share of CNS stock, or a total of about $25.25 million. At June 30, 1999 CNS had stockholders' equity of $21.52 million and total consolidated assets of $93.09 million. On October 26, 1999, the closing price of CNS stock was $11.25.

               City National currently has five offices, including two in Jefferson City and one each in Tipton, St. Robert and California, Missouri. Exchange plans to merge the two Jefferson City offices into nearby existing offices of Exchange National Bank. The other offices will become new branches of Exchange National Bank.

               Mr. Campbell stated that one of the benefits to the transaction from his perspective is the prospect of bringing employees from City National into Exchange to fill several vacancies on his bank's staff. He said "This transaction will do several things for us. It will expand our deposit base to help fund our current loan growth; it will add to our pool of officer and employee talent, particularly in the areas of customer service and lending; it will give us three new offices in three new markets; it will offer us opportunities for substantial savings in cost; and it will approximately double our shareholder base. With our plans to list our stock with the Nasdaq national market


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system next spring, the expansion of our stock ownership should help heighten the interest of the investment community in our stock and provide present and incoming shareholders with greater liquidity."

            Mr. Campbell will continue as Chairman and CEO of the merged banks. David Turner, President of Exchange National Bank, will continue in that position and Mr. Chiles will become Vice Chairman.

            Mr. Chiles stated he was pleased that his organization was joining up with Exchange. He said "This merger will bring more services to our customers and enhance career opportunities for most of our staff. We are also delighted to be able to combine with a high quality locally based organization and people we know well."

            The transaction is subject to approval of the holders of a majority of the outstanding stock of CNS and to regulatory approval. It is anticipated that the transaction will be submitted to a vote of the CNS shareholders early in the second quarter of next year.

For further information contact:

Kathleen Bruegenhemke
Investor Relations Officer
Exchange National Bancshares, Inc.
573-761-6179

Robert E. Chiles
President and CEO
CNS Bancorp, Inc.
573-634-3336